Exhibit 99.1

Ameriprise Financial, Inc. Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports
Third Quarter 2015 Results

Third quarter 2015 net income(1) per diluted share was $2.17, operating EPS up 12 percent to $2.35

Third quarter 2015 return on equity excluding AOCI was 22.0 percent
Operating ROE excluding AOCI increased 190 bps to a record high 24.0 percent

MINNEAPOLIS — October 21, 2015 — Ameriprise Financial, Inc. (NYSE: AMP) today reported third quarter 2015 net income(1) of $397 million, or $2.17 per diluted share. Operating earnings were $429 million, with operating earnings per diluted share increasing 12 percent to $2.35.

Operating net revenues were $2.9 billion, a decrease of 1 percent compared to last year. Results in the quarter were negatively impacted by increased equity market volatility, a 7 percent decline in the U.S. equity market in the quarter, and unfavorable foreign exchange translation.

Operating expenses decreased 1 percent to $2.3 billion, including a 4 percent decline in general and administrative expenses reflecting the company’s ongoing expense discipline, as well as a benefit from unlocking(2).

In the quarter, the company increased its return to shareholders through share repurchases and dividends to $571 million.

“Ameriprise had a solid third quarter given the backdrop of declining and volatile equity markets, unfavorable foreign exchange and persistently low interest rates,” said Jim Cracchiolo, chairman and chief executive officer. “In Advice and Wealth Management, we’re serving more clients and delivered another strong quarter for experienced advisor recruiting, both of which contributed to good client flows and helped balance market-related impacts in our other businesses.”

“We continue to differentiate Ameriprise with our capital strength. Return on equity reached 24 percent at quarter end — one of the best in the industry. With the pull back in our valuation, we increased our share repurchases, and with dividends, returned more than $570 million to shareholders in the quarter.”

(1)    Net income represents net income from continuing operations attributable to Ameriprise Financial.

(2)    Unlocking represents the company’s annual review of insurance and annuity valuation assumptions and model changes.

Ameriprise Financial, Inc.

Third Quarter Summary

	Quarter Ended September 30,		% Better/	Per Diluted Share Quarter Ended September 30,		% Better/
(in millions, except per share amounts, unaudited)	2015	2014	(Worse)	2015	2014	(Worse)
Net income from continuing operations attributable to Ameriprise Financial	$397	$420	(5)%	$2.17	$2.17	—%
Adjustments, net of tax (1) (see reconciliation on p. 11)	32	(13)		0.18	(0.07)
Operating earnings (2)	$429	$407	5%	$2.35	$2.10	12%
Weighted average common shares outstanding: Basic	180.4	190.3
Diluted	182.7	193.7

(1)     After-tax is calculated using the statutory tax rate of 35%.

(2)     The company believes the presentation of operating earnings best represents the economics of the business. Operating earnings, after-tax, exclude the consolidation of certain investment entities; net realized investment gains or losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; integration and restructuring charges; the market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and income or loss from discontinued operations.

In the third quarter of the year, the company conducts its annual review of insurance and annuity valuation assumptions relative to current experience and management expectations. To the extent that expectations change as a result of this review, the company updates valuation assumptions and models and the impact is reflected as part of annual unlocking. As discussed in the segment commentary to follow, the favorable impact in the current quarter reflects improved policyholder behavior and model updates that more than offset the continued low interest rate environment, which the company estimated would increase over the past year.

In addition, the annual review of the closed long term care book resulted in no loss recognition, as better-than-expected premium increases offset higher morbidity and lower interest rates.

Third quarter operating earnings included the following after-tax items(1):

	Quarter Ended September 30,		Per Diluted Share Quarter Ended September 30,
(in millions, except per share amounts, unaudited)	2015	2014	2015	2014
Valuation Assumptions and Model Changes (unlocking)	$27	$(28)	$0.15	$(0.14)
Market Impact on DAC/DSIC	$(20)	$(4)	$(0.11)	$(0.02)

(1)After-tax is calculated using the statutory tax rate of 35%.

Taxes

The third quarter 2015 operating effective tax rate was 23.1 percent. The company estimates that its full year 2015 operating effective tax rate will be approximately 25 percent.

Third Quarter 2015 Business Highlights

•                  Total assets under management and administration were $766 billion as Ameriprise advisor client net inflows were more than offset by market depreciation and an unfavorable foreign exchange impact of approximately $10 billion.

•                  Advice & Wealth Management advisor client assets of $433 billion were essentially flat from a year ago as lower equity markets were partially offset by continued strength in fee-based investment advisory net inflows, including $3.0 billion of net inflows in the quarter.

•                  On a trailing 12-month basis, operating net revenue per advisor grew 6 percent to a record $514,000 reflecting consistent growth in advisor productivity.

•                  Total advisors increased to 9,814 reflecting strong advisor retention and ongoing experienced advisor recruiting. The company completed the acquisition of the retail assets of JHS Capital Advisors that added 53 advisors and $1.0 billion of client assets. In addition, the company added 95 experienced, highly productive advisors in the quarter.

•                  The company debuted its “Be BrilliantSM” brand platform that highlights the long-term benefits investors can gain by working with Ameriprise advisors. The accompanying national advertising illustrates how personal, comprehensive financial planning can help investors achieve moments of brilliance in their everyday lives and in retirement.

•                  Asset Management segment AUM declined to $471 billion, primarily driven by net outflows of $7.4 billion in the quarter and an unfavorable foreign exchange impact of approximately $10 billion year-over-year. Outflows were driven by former parent related flows and $3.3 billion from two clients’ decisions to exit strong performing portfolios due to either asset allocation or specific liquidity needs related to geopolitical issues.

•                  Investment performance remained strong with 114 four- and five-star funds at Columbia Threadneedle Investments.

•                  Variable annuity policyholder account balances were $73 billion and included $1.3 billion in new sales, up 11 percent driven by new benefit riders and increased sales of non-living benefit policies.

•                  Excess capital was approximately $2.5 billion after the company repurchased 3.8 million shares of common stock in the quarter for $450 million and paid $121 million in quarterly dividends. The company also holds $250 million of additional capital above required levels, primarily for variable annuity products.

•                  The company returned 133% of operating earnings to shareholders in the quarter, reflecting its strategy of adjusting the level of share repurchases based on valuation.

October 2015 marked the 10-year anniversary of our successful spin-off of Ameriprise Financial as an independent public company. During that time, we have transformed the company into a diversified financial services leader. We are proud of our strong record of delivering for our clients, advisors and shareholders and remain focused on continuing to serve our clients’ needs and advance the firm.

Ameriprise Financial, Inc.
Advice & Wealth Management Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Advice & Wealth Management
Net revenues	$1,245	$1,210	3%
Expenses	1,026	1,005	(2)%
Pretax operating earnings	$219	$205	7%

Pretax operating margin	17.6%	16.9%

	Quarter Ended September 30,		% Better/
	2015	2014	(Worse)
Retail client assets (billions)	$433	$434	—%
Mutual fund wrap net flows (billions)	$3.0	$3.8	(22)%
Operating net revenue per branded advisor (trailing 12 months - thousands)	$514	$483	6%

Advice & Wealth Management pretax operating earnings increased 7 percent to $219 million despite volatile equity markets. Given the operating environment, revenue growth was good and we continued our disciplined expense controls. Third quarter 2015 pretax operating margin reached a record high of 17.6 percent compared to 16.9 percent a year ago.

Operating net revenues grew 3 percent to $1.2 billion driven by growth in fee-based accounts from client net inflows partially offset by the negative impact of $20 billion of lower asset levels from market declines during the quarter.

Operating expenses increased 2 percent to $1.0 billion as business growth resulted in higher distribution expenses. General and administrative expenses declined 1 percent compared to a year ago.

Total retail client assets of $433 billion were essentially flat compared to the prior year as client net inflows and client acquisition were offset by year-over-year market depreciation. Underlying business metrics remained strong in the quarter. Wrap net inflows were $3.0 billion with wrap balances increasing 3 percent to $174 billion. Total advisors increased to 9,814 reflecting strong advisor retention and ongoing experienced advisor recruiting with 95 experienced advisors moving their practices to Ameriprise in the quarter. The combination of asset growth and client activity drove a 6 percent increase in operating net revenue per advisor on a trailing 12-month basis to $514,000.

Ameriprise Financial, Inc.

Asset Management Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Asset Management
Net revenues	$782	$839	(7)%
Expenses	602	631	5%
Pretax operating earnings	$180	$208	(13)%
Adjusted net pretax operating margin	39.1%	41.3%

	Quarter Ended September 30,		% Better/
	2015	2014	(Worse)
Total segment AUM(1) (billions)	$471	$505	(7)%
Columbia Management AUM	$336	$358	(6)%
Threadneedle AUM	$139	$150	(7)%
Total segment net flows (billions)	$(7.4)	$(4.1)	(79)%
Retail net flows	$(4.1)	$(3.5)	(16)%
Institutional net flows	$(3.8)	$(0.5)	NM
Alternative net flows	$0.5	$(0.1)	NM

(1)     Subadvisory eliminations between Columbia Management and Threadneedle are included in the company’s Third Quarter 2015 Statistical Supplement available at ir.ameriprise.com.

NM  Not Meaningful — variance of greater than 100%

Asset Management pretax operating earnings decreased 13 percent to $180 million driven by volatile market conditions globally, net outflows and the negative impact of foreign exchange. In addition, performance fees, which fluctuate quarter-to-quarter, were nominal in the current quarter compared to $10 million a year ago.

Third quarter adjusted net pretax operating margin remained solid at 39.1 percent compared to 41.3 percent a year ago.

Operating net revenues were down 7 percent to $782 million as asset levels were impacted by slowing market appreciation, as well as net outflows and the negative impact of foreign exchange. The year-ago quarter included $10 million of performance fees compared with less than $1 million in the current quarter.

Operating expenses decreased 5 percent to $602 million reflecting well-controlled general and administrative expenses and lower distribution expenses.

AUM was $471 billion, down $34 billion of which $10 billion was due to an unfavorable foreign exchange impact, and net outflows.

The quarter included $7.4 billion of net outflows, which reflected elevated outflows of $3.3 billion from two clients’ decisions to exit strong performing portfolios due to either asset allocation or specific liquidity needs due to geopolitical issues. In addition, we experienced outflows of $2.5 billion of lower fee former parent related assets. Underlying retail outflows were largely driven by $1.6 billion of outflows from the Acorn Fund as well as market volatility in the quarter that dampened investor demand.

Ameriprise Financial, Inc.

Annuities Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Annuities
Net revenues	$632	$655	(4)%
Expenses	456	527	13%
Pretax operating earnings	$176	$128	38%
Variable annuity pretax operating earnings	$151	$81	86%
Fixed annuity pretax operating earnings	25	47	(47)%
Total pretax operating earnings	$176	$128	38%
Items included in operating earnings:
Variable Annuities:
Annual unlocking	$64	$(32)	NM
Market impact on DAC and DSIC (mean reversion)	(29)	(6)	NM
Fixed Annuities:
Annual unlocking	2	10	(80)%
Total annuities impact	$37	$(28)	NM

	Quarter Ended September 30,		% Better/
	2015	2014	(Worse)
Variable annuity ending account balances (billions)	$72.8	$76.1	(4)%
Variable annuity net flows (millions)	$(259)	$(426)	39%
Fixed annuity ending account balances (billions)	$10.9	$12.4	(12)%
Fixed annuity net flows (millions)	$(375)	$(314)	(19)%

NM  Not Meaningful — variance of greater than 100%

Annuities pretax operating earnings increased to $176 million compared to $128 million a year ago, as the favorable impact from unlocking was partially offset by the higher market impact on DAC and DSIC expenses than a year ago. Adjusting for these items, earnings declined 11 percent primarily reflecting the continued anticipated run-off of the fixed annuity block.

Variable annuity operating earnings were $151 million in the quarter reflecting a $35 million net favorable impact from unlocking, partially offset by an unfavorable market impact on DAC and DSIC. The favorable unlocking of $64 million was driven by improved policyholder behavior and model updates, partially offset by continued low interest rates. Without these items in both periods, operating earnings declined $3 million as a result of the market impact on fees and the reserves for death and living benefit guarantees.

Variable annuity cash sales increased 11 percent to $1.3 billion for the quarter, driven by the introduction of new living benefit riders and increased sales of non-living benefit policies. Account balances were $73 billion driven by net outflows in a closed block of annuities sold through third parties and equity market declines.

Fixed annuity operating earnings declined to $25 million reflecting annual unlocking, as well as minimal sales given the continued low interest rate environment and older policies lapsing. Excluding unlocking, operating earnings declined $14 million reflecting the gradual run-off of the block.

Ameriprise Financial, Inc.

Protection Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Protection
Net revenues	$586	$553	6%
Expenses	561	487	(15)%
Pretax operating earnings	$25	$66	(62)%
Items included in operating earnings:
Annual unlocking	$(24)	$(21)	(14)%
Market impact on DAC (mean reversion)	(2)	—	NM
Long term care reserves	13	—	NM
Life and health reinsurance premium correction	(11)	—	NM
Total protection impact	$(24)	$(21)	(14)%

	Quarter Ended September 30,		% Better/
	2015	2014	(Worse)
Life insurance in force (billions)	$196	$195	—%
VUL/UL ending account balances (billions)	$10.9	$11.1	(2)%
Auto & Home policies in force (thousands)	958	912	5%

NM  Not Meaningful — variance of greater than 100%

Protection pretax operating earnings were $25 million compared to $66 million a year ago. Adjusting for the items noted above, earnings decreased by $38 million with the impact essentially split between higher life mortality and unfavorable experience in Auto and Home.

Life and Health insurance earnings declined due to higher claims experience and the impact of low interest rates. Life claims were unusually high as a result of claims from several large, later duration policies that had limited reinsurance coverage. VUL/UL cash sales were $81 million, down 5 percent from a year ago, and VUL/UL account balances declined 2 percent.

The unfavorable unlocking this quarter was primarily driven by continued low interest rates. The review of the closed long term care book resulted in no loss recognition, as better-than-expected premium increases offset higher morbidity and lower interest rates.

Auto and Home had an operating loss in the quarter as low catastrophe experience was more than offset by deterioration in auto collision experience consistent with other firms. Results also include losses associated with the travel insurance business that the company is exiting, modest prior year catastrophe reserve development, and higher expenses associated with investing for business improvements. The company continues to make improvements in underwriting, operational and claims processes, and is implementing pricing actions to improve performance. These actions are expected to show improvement in 2016.

Ameriprise Financial, Inc.

Corporate & Other Segment Operating Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Corporate & Other
Net revenues	$(4)	$(1)	NM
Expenses	38	52	27%
Pretax operating loss	$(42)	$(53)	21%

NM  Not Meaningful — variance of greater than 100%

Corporate & Other pretax operating loss was $42 million for the quarter compared to a $53 million loss a year ago.

Contacts

Investor Relations:	Media Relations:

Alicia A. Charity	Paul W. Johnson
Ameriprise Financial	Ameriprise Financial
(612) 671-2080	(612) 671-0625
alicia.a.charity@ampf.com	paul.w.johnson@ampf.com

Chad J. Sanner
Ameriprise Financial
(612) 671-4676
chad.j.sanner@ampf.com

At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 120 years. With a nationwide network of 10,000 financial advisors and extensive asset management, advisory and insurance capabilities, we have the strength and expertise to serve the full range of individual and institutional investors’ financial needs. For more information, visit ameriprise.com.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. Auto and home insurance is underwritten by IDS Property Casualty Insurance Company, or in certain states, Ameriprise Insurance Company, both in De Pere, WI. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include:

•                  the statement in this news release that the company expects its full-year 2015 operating effective tax rate to be approximately 25 percent;

•                  the statements in this news release concerning the expected impact, and time during which impacts might be realized, as a result of actions taken in the company’s Auto and Home business;

•                  statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities;

•                  other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on pace,” “project” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  conditions in the interest rate, credit default, equity market and foreign exchange environments, including changes in valuations, liquidity and volatility;

•                  changes in and the adoption of relevant accounting standards and securities rating agency standards and processes, as well as changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation, including the rules, exemptions and regulations implemented or that may be implemented in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or in light of the U.S. Department of Labor pending rule and exemptions pertaining to the fiduciary status of investment advice providers to 401(k) plan, plan sponsors, plan participants and the holders of individual retirement or health savings accounts;

•                  investment management performance and distribution partner and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry, including pricing pressure, the introduction of new products and services and changes in product distribution mix and distribution channels;

•                  changes to the company’s reputation that may arise from employee or advisor misconduct, legal or regulatory actions, perceptions of the financial services industry generally, improper management of conflicts of interest or otherwise;

•                  the company’s capital structure, including indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share or debt repurchases management may effect as well as the opinions of rating agencies and other analysts and the reactions of market participants or the company’s regulators, advisors, distribution partners or customers in response to any change or prospect of change in any such opinion;

•                  changes to the availability and cost of liquidity and the Company’s credit capacity that may arise due to shifts in market conditions, the Company’s credit ratings and the overall availability of credit;

•                  risks of default, capacity constraint or repricing by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements or by manufacturers of products the company distributes, experience deviations from the company’s assumptions regarding such risks, the evaluations or the prospect of changes in evaluations of any such third parties published by rating agencies or other analysts, and the reactions of other market participants or the company’s regulators, advisors, distribution partners or customers in response to any such evaluation or prospect of changes in evaluation;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market returns assumed in valuing or unlocking DAC and DSIC or market volatility underlying our valuation and hedging of guaranteed living benefit annuity riders, or from assumptions regarding interest rates assumed in our loss recognition testing of our Long Term Care business, or from assumptions regarding anticipated claims and losses relating to our automobile and home insurance products;

•                  changes in capital requirements that may be indicated, required or advised by regulators or rating agencies;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to pursue and complete strategic transactions and initiatives, including acquisitions, divestitures, restructurings, joint ventures and the development of new products and services;

•                  the ability to realize the financial, operating and business fundamental benefits of strategic transactions and initiatives the company has completed, is pursuing or may pursue in the future, which may be impacted by the ability to obtain regulatory approvals, the ability to effectively manage related expenses and by market, business partner and consumer reactions to such strategic transactions and initiatives;

•                  the ability and timing to realize savings and other benefits from re-engineering and tax planning;

•                  interruptions or other failures in our communications, technology and other operating systems, including errors or failures caused by third party service providers, interference or failures caused by third party attacks on our systems, or the failure to safeguard the privacy or confidentiality of sensitive information and data on such systems; and

•                  general economic and political factors, including consumer confidence in the economy and the financial industry, the ability and inclination of consumers generally to invest as well as their ability and inclination to invest in financial instruments and products other than cash and cash equivalents, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation and changes therein, including tax laws, tax treaties, fiscal and central government treasury policy, and policies regarding the financial services industry and publicly held firms, and regulatory rulings and pronouncements.

Management cautions the reader that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014 available at ir.ameriprise.com and the “Risk Factors” discussion included in Part II, Item 1A and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015.

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. For information about Ameriprise Financial entities, please refer to the Third Quarter 2015 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company’s investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Reconciliation Tables

Ameriprise Financial, Inc.

Reconciliation Table: Earnings

	Quarter Ended September 30,		Per Diluted Share Quarter Ended September 30,
(in millions, except per share amounts, unaudited)	2015	2014	2015	2014
Net income attributable to Ameriprise Financial	$397	$420	$2.17	$2.17
Less: Loss from discontinued operations, net of tax	—	—	—	—
Net income from continuing operations attributable to Ameriprise Financial	397	420	2.17	2.17
Add: Integration/restructuring charges, net of tax(1)	2	—	0.01	—
Add: Market impact on variable annuity guaranteed benefits, net of tax(1)	3	(5)	0.02	(0.03)
Add: Market impact on indexed universal life benefits, net of tax(1)	—	(5)	—	(0.03)
Add: Market impact of hedges on investments, net of tax(1)	20	—	0.11	—
Add: Net realized investment (gains) losses, net of tax(1)	7	(3)	0.04	(0.01)
Operating earnings	$429	$407	$2.35	$2.10

Weighted average common shares outstanding:
Basic	180.4	190.3
Diluted	182.7	193.7

(1)     Calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.

Reconciliation Table: Total Net Revenues

	Quarter Ended September 30,
(in millions, unaudited)	2015	2014
Total net revenues	$2,886	$3,111
Less: CIEs revenue	43	206
Less: Net realized investment gains (losses)	(10)	4
Less: Market impact on indexed universal life benefits	9	2
Less: Market impact of hedges on investments	(31)	—
Operating total net revenues	$2,875	$2,899

Ameriprise Financial, Inc.

Reconciliation Table: Total Expenses

	Quarter Ended September 30,
(in millions, unaudited)	2015	2014
Total expenses	$2,423	$2,391
Less: CIEs expenses	88	61
Less: Integration/restructuring charges	3	—
Less: Market impact on variable annuity guaranteed benefits	5	(9)
Less: Market impact on indexed universal life benefits	10	(6)
Operating expenses	$2,317	$2,345

Ameriprise Financial, Inc.

Reconciliation Table: Pretax Operating Earnings

	Quarter Ended September 30,
(in millions, unaudited)	2015	2014
Operating total net revenues	$2,875	$2,899
Operating expenses	2,317	2,345
Pretax operating earnings	$558	$554

Ameriprise Financial, Inc.
Reconciliation Table: General and Administrative Expense

	Quarter Ended September 30,
(in millions, unaudited)	2015	2014
General and administrative expense	$744	$757
Less: CIEs expenses	20	7
Less: Integration/restructuring charges	3	—
Operating general and administrative expense	$721	$750

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended September 30, 2015
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$463	$558
Less: Pretax income attributable to noncontrolling interests	(45)	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$508	$558
Income tax provision from continuing operations	$111	$129
Effective tax rate	24.1%	23.1%
Effective tax rate excluding noncontrolling interests	21.9%	23.1%

Ameriprise Financial, Inc.
Reconciliation Table: Effective Tax Rate

	Quarter Ended September 30, 2014
(in millions, unaudited)	GAAP	Operating
Income from continuing operations before income tax provision	$720	$554
Less: Pretax income attributable to noncontrolling interests	145	—
Income from continuing operations before income tax provision excluding consolidated investment entities	$575	$554
Income tax provision from continuing operations	$155	$147
Effective tax rate	21.6%	26.5%
Effective tax rate excluding noncontrolling interests	27.0%	26.5%

Ameriprise Financial, Inc.

Reconciliation Table: Asset Management Adjusted Net Pretax Operating Margin

	Quarter Ended September 30,
(in millions, unaudited)	2015	2014
Operating total net revenues	$782	$839
Less: Distribution pass through revenues	214	233
Less: Subadvisory and other pass through revenues	95	98
Adjusted operating revenues	$473	$508

Pretax operating earnings	$180	$208
Less: Operating net investment income	1	7
Add: Amortization of intangibles	6	9
Adjusted operating earnings	$185	$210

Adjusted net pretax operating margin	39.1%	41.3%

Ameriprise Financial, Inc.

Reconciliation Table: Annuities Pretax Operating Earnings

	Quarter Ended September 30,
(in millions, unaudited)	2015	2014
Pretax operating earnings	$176	$128
Less: Unlocking	66	(22)
Less: Market impact on DAC and DSIC (mean reversion)	(29)	(6)
Pretax operating earnings excluding unlocking and market impact on DAC and DSIC (mean reversion)	$139	$156

Ameriprise Financial, Inc.

Reconciliation Table: Return on Equity (ROE) Excluding Accumulated
Other Comprehensive Income “AOCI”

	Twelve Months Ended September 30,
(in millions, unaudited)	2015	2014
Net income attributable to Ameriprise Financial	$1,630	$1,490
Less: Loss from discontinued operations, net of tax	(1)	(3)
Net income from continuing operations attributable to Ameriprise Financial, as reported	1,631	1,493
Less: Adjustments (1)	(84)	(107)
Operating earnings	$1,715	$1,600

Total Ameriprise Financial, Inc. shareholders’ equity	$8,017	$8,310
Less: Accumulated other comprehensive income, net of tax	615	723
Total Ameriprise Financial, Inc. shareholders’ equity excluding AOCI	7,402	7,587
Less: Equity impacts attributable to the consolidated investment entities	250	331
Operating equity	$7,152	$7,256

Return on equity excluding AOCI	22.0%	19.7%
Operating return on equity excluding AOCI (2)	24.0%	22.1%

(1)     Adjustments reflect the trailing twelve months’ sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; and integration/restructuring charges.  After-tax is calculated using the statutory tax rate of 35%.

(2)     Operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs (“DSIC”) and deferred acquisition costs (“DAC”) amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; integration/restructuring charges; and discontinued operations in the numerator, and Ameriprise Financial shareholders’ equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator.  After-tax is calculated using the statutory tax rate of 35%.

Ameriprise Financial, Inc.
Consolidated GAAP Results

	Quarter Ended September 30,		% Better/
(in millions, unaudited)	2015	2014	(Worse)
Revenues
Management and financial advice fees	$1,465	$1,483	(1)%
Distribution fees	451	464	(3)
Net investment income	321	428	(25)
Premiums	360	351	3
Other revenues	296	392	(24)
Total revenues	2,893	3,118	(7)
Banking and deposit interest expense	7	7	—
Total net revenues	2,886	3,111	(7)
Expenses
Distribution expenses	806	813	1
Interest credited to fixed accounts	171	168	(2)
Benefits, claims, losses and settlement expenses	471	458	(3)
Amortization of deferred acquisition costs	133	116	(15)
Interest and debt expense	98	79	(24)
General and administrative expense	744	757	2
Total expenses	2,423	2,391	(1)
Income from continuing operations before income tax provision	463	720	(36)
Income tax provision	111	155	28
Income from continuing operations	352	565	(38)
Loss from discontinued operations, net of tax	—	—	—
Net income	352	565	(38)
Less: Net income attributable to noncontrolling interests	(45)	145	NM
Net income attributable to Ameriprise Financial	$397	$420	(5)

NM  Not Meaningful — variance of greater than 100%